Filed pursuant to Rule 424(b)(5)

Registration No. 333-239497

SUPPLEMENT NO. 1 DATED FEBRUARY 10, 2021 TO PROSPECTUS SUPPLEMENT DATED DECEMBER 2, 2020 (To Prospectus dated July 21, 2020)

Cancer Genetics, Inc.

This Supplement No. 1 to Prospectus Supplement (this “Supplement”) supplements and amends the Prospectus Supplement dated December 2, 2020 (the “Prospectus Supplement”). This Supplement should be read in conjunction with the Prospectus Supplement and the Prospectus dated July 21, 2020. This Supplement is qualified by reference to the Prospectus Supplement, except to the extent that the information presented herein supersedes the information contained in the Prospectus Supplement.

On December 2, 2020, we entered into an At The Market Offering Agreement (“ATM Agreement”), with H.C. Wainwright & Co., LLC (“Wainwright”) relating to shares of our common stock offered by the Prospectus Supplement dated December 2, 2020. In accordance with the terms of the ATM Agreement entered into on December 2, 2020, we could offer and sell shares of our common stock having an aggregate offering price of up to $2.4 million from time to time through Wainwright pursuant to at-the-market transactions (ATM). As of the date of this Supplement, we have sold an aggregate of 250,000 shares of our common stock pursuant to the Sales Agreement for an aggregate gross proceeds of $987,735.

The purpose of this Supplement is to suspend the ATM and to terminate the continuous offering by us under the Prospectus Supplement effective on February 10, 2020. We will not make any sales of our common stock pursuant to the ATM Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the ATM Agreement remains in full force and effect.

The date of this Supplement No. 1 to Prospectus Supplement is February 10, 2020.